Exhibit 99.1

July 7, 2025	News Release 25-11

Initial Assessment with Cash Flow demonstrates robust economics for Richmond Hill

LEAD, SOUTH DAKOTA – Dakota Gold Corp. (NYSE American: DC) (“Dakota Gold” or the “Company”) is pleased to report its S-K 1300 Initial Assessment Technical Report with economic analysis (“S-K 1300 Initial Assessment with Cash Flow”, “IACF” or “Report”) for the Richmond Hill Oxide Heap Leach Gold Project (“Richmond Hill” or “Project”) in South Dakota. The IACF was prepared for a Measured and Indicated production plan (“M&I plan”) as well as a Measured, Indicated and Inferred plan (“MI&I plan”). The IACF highlights the potential for a profitable, technically straightforward, low capital, open pit, gold heap leach operation at Richmond Hill.

IACF Highlights:

•	Richmond Hill is one of the largest development stage oxide gold resources in the United States: M&I plan identifies 168.3 million tonnes at a grade of 0.566 grams per tonne gold (“g/t Au”) for a total of 2.6 million ounces produced over a 17-year life of mine. MI&I plan identifies 273.7 million tonnes at a grade of 0.530 g/t Au for a total of 3.9 million ounces produced over a 28-year life of mine.

•	Strong Economics: At a base case gold price of $2,350 per ounce, the project has an after tax NPV5% of $1.6 billion and IRR of 55% for the M&I plan, and $2.1 billion and 59% respectively for the MI&I plan. At recent metal prices of $3,350 the NPV5%’s increase to $2.9 billion and IRR of 99% and $3.7 billion and 107%, respectively.

•	Low-Cost: Initial Capital of $384 million, including $53 million contingency, with life of mine All-in Sustaining Costs (“AISC”) averaging $1,047 for M&I plan and $1,050 for MI&I plan.

•	Feasibility Underway: Building on the robust IACF, work has commenced on the Feasibility Study planned for completion in early 2027, construction in 2028 and production targeted for 2029.

•	Resource Expansion Opportunities: A 24,384 meter (~80,000 feet) drill campaign underway to target higher grade areas for initial mining and the conversion of resources from inferred to the measured and indicated categories.

Dr. Robert Quartermain, Co-Chair, Director and CEO of Dakota Gold said, “Delivering this robust IACF on the back of our heap leach resource announced four months ago in February, speaks to the quality of our Project and our teams’ capabilities. This is a very positive outcome for Dakota Gold and its shareholders, and it forms the platform from which we can grow and expand our mining and exploration activities in the Homestake District. We now expect to advance through Feasibility and into production as soon as 2029, based on our current work and project understanding – firmly placing Dakota Gold as having one of the largest development gold assets in the U.S.”

Jack Henris, President and COO of Dakota Gold commented, “Based on my experience of developing and operating gold mines globally, Richmond Hill is an exciting project. It’s straightforward and comes with a wealth of data to be able to build a solid economic and environmental plan due to its location in an existing mining community. As a local South Dakotan resident living in the same county as our headquarters and Project, I could not be more pleased to see Richmond Hill being built in our backyard. The IACF M&I plan has outlined $400 million in state severance taxes over the life of mine for South Dakota and has the potential to generate hundreds of high-paying jobs and contribute to a strong economy for our community and state. I want to commend our team and contractors for completing the work for the IACF safely with zero lost time incidents or environmental incidents. Safety is our core value, and it will remain our focus as we advance through development.”

Table 1: IACF base case overview and key parameters

(US$)	M&I plan	MI&I plan
Key Assumptions:
Base Case Gold Price	$2,350/oz	$2,350/oz
Base Case Silver Price	$29.00/oz	$29.00/oz
Production Profile:
Total Tonnes Processed (Mt)	168.3	273.7
Strip Ratio	0.66	0.44
Heap Leach Feed Grade (oz/ton)	0.017	0.015
Heap Leach Feed Grade (g/t)	0.566	0.530
Mine Life (years)	17	28
Throughput (MTPA)	10.0	10.0
Gold Recovery (kozs)	85.1%	85.4%
Silver Recovery (kozs)	28.4%	28.5%
LOM Gold Payable (kozs)	2,604	3,982
LOM Silver Payable (kozs)	8,737	12,905
LOM Average Annual Gold Payable	153,000	142,000
Unit Operating Costs:
Total Operating Costs	$764	$820
Total Cash Costs	$857	$912
LOM AISC (Cash Cost plus Sustaining Cost)	$1,047	$1,050
Capital Costs:
Initial Capital Cost	$384.1 M	$383.4 M
Sustaining Capital Cost	$219.6 M	$232.6 M
Closure Capital Cost	$129.2 M	$73.0 M
After-tax NPV5%	$1.6 B	$2.1 B
After-tax IRR	55%	59%

Abbreviations in the table include ounces (“oz”); measured and indicated plan (“M&I plan”); measured, indicated and inferred plan (“M&I plan”) million tonnes (“Mt”); ounces per tonne (“oz/ton”); grams per tonne (“g/t”); million tonnes per annum (“MTPA”); thousand ounces (“Kozs”); life of mine (“LOM”); all-in sustaining costs (“AISC”); net present value (“NPV”); internal rate of return (“IRR”).

Table 2: IACF M&I plan sensitivity to gold price, costs and recovery

(US$ where applicable)

Gold Price (US$/oz)	$1,750	$1,950	$2,150	$2,350 (Base Case)	$2,550	$2,750	$2,950	$3,150	$3,350 (Recent)
After-Tax NPV(5%) (US$M)	$828 M	$1,096 M	$1,359 M	$1,662 M	$1,884 M	$2,145 M	$2,407 M	$2,668 M	$2,929 M
After-Tax IRR	30%	38%	47%	55%	64%	72%	81%	90%	99%
After-Tax Payback	3.0 years	2.4 years	2.0 years	1.7 years	1.4 years	1.2 years	1.1 years	1.0 years	0.9 years

Sensitivity to Operating Costs, Capital Costs, and Recovery (After-Tax NPV5% US$M)

Sensitivity Parameters	Base Case	-15%	-10%	-5%	0% Base Case	+5%	+10%	+15%
Operating Costs	$11.82/t	$1,767 M	$1,718 M	$1,670 M	$1,662 M	$1,574 M	$1,525 M	$1,476 M
Capital Costs (US$M)	$384	$1,667 M	$1,651 M	$1,637 M	$1,622 M	$1,607 M	$1,592 M	$1,577 M
Gold Recovery	85.1%	$1,182 M	$1,329 M	$1,475 M	$1,622 M	*	*	*

* Recoveries above 85% are not expected and have not been calculated

Table 3: IACF MI&I plan sensitivity to gold price, costs and recovery

(US$ where applicable)

Gold Price (US$/oz)	$1,750	$1,950	$2,150	$2,350 (Base Case)	$2,550	$2,750	$2,950	$3,150	$3,350 (Recent)
After-Tax NPV(5%) (US$M)	$1,113 M	$1,463 M	$1,789 M	$2,113 M	$2,437 M	$2,761 M	$3,085 M	$3,409 M	$3,733 M
After-Tax IRR	33%	42%	50%	59%	69%	78%	87%	97%	107%
After-Tax Payback	2.7 years	2.2 years	1.8 years	1.5 years	1.3 years	1.1 years	1.0 years	0.9 years	0.8 years

Sensitivity to Operating Costs, Capital Costs, and Recovery (After-Tax NPV5% US$M)

Sensitivity Parameters	Base Case	-15%	-10%	-5%	0% Base Case	+5%	+10%	+15%
Operating Costs	$11.92/t	$2,230 M	$2,238 M	$2,175 M	$2,113 M	$2,050 M	$1,988 M	$1,925 M
Capital Costs (US$M)	$383	$2,157 M	$2,142 M	$2,127 M	$2,113 M	$2,098 M	$2,083 M	$2,068 M
Gold Recovery	85.4%	$1,571 M	$1,752 M	$1,932 M	$2,113 M	*	*	*

* Recoveries above 85% are not expected and have not been calculated

Overview:

Richmond Hill hosts a large near-surface heap leachable resource which was announced on February 6th, 2025. The S-K 1300 Initial Assessment Report outlined a resource of 3.65 million ounces of gold and 38.1 million ounces of silver in measured and indicated mineral resources. Additionally, the Report identified a heap leachable inferred mineral resource of 2.61 million ounces of gold and 22.8 million ounces of silver.

The resource is informed by a historical database containing 56,734 gold assays from 902 drill holes totaling 90,447 meters of drilling, and an additional 30,743 gold assays from 146 drill holes totaling 45,540 meters of drilling by Dakota Gold since 2022 to expand the resource.

The IACF study was led by M3 Engineering and Technology Corporation (M3) and RESPEC, independent engineering firms capable of delivering through Feasibility and into production as soon as 2029. Concurrently the Company is undertaking baseline environmental studies that will inform future permitting requirements.

The Richmond Hill project is expected to follow a mining operation model similar to that of the adjacent Wharf Mine, operated by Coeur Mining, which generated approximately $95 million in free cash flow in 2024 from the production of around 98,000 ounces of gold. Richmond Hill is situated primarily on previously mined, privately held land, which we believe will enable an efficient advancement through permitting, development, and ultimately into production. The non-binding financial proposal for up to $300 million for a development opportunity with Orion Mine Finance, our major shareholder, which was announced on October 12, 2023, could provide Dakota Gold with the financial pathway to a commercial gold operation.

The Report has been published on the Company’s website and filed by the Company with the Securities and Exchange Commission on EDGAR as an exhibit to its Current Report on Form 8-K dated Monday July 7, 2025. The Report was prepared by an independent group of Qualified Persons with M3 as the Study Manager.

Details of the IACF will be presented in a webcast conference call on Tuesday, July 8, 2025 at 11am Eastern / 9am Mountain / 8am Pacific.

Webcast Conference Call Information:

Date: Tuesday, July 8, 2025

Time: 11am Eastern / 9am Mountain / 8am Pacific

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=gRS7SFvV

USA/Canada Toll Free: 1-844-763-8274

International Toll: +1-647-484-8814

Leadership from Dakota Gold is scheduled to host investors and analysts for a tour at its headquarters in Lead, South Dakota taking place from July 15, 2025, through July 17, 2025. An investor presentation will be available prior to the conference on the Company’s website at www.dakotagoldcorp.com under “Events and Presentations."

About Dakota Gold Corp.

Dakota Gold is building on the legacy of the 145 year old Homestake Gold Mining District by advancing the Richmond Hill Oxide Heap Leach Gold Project and outlining a high-grade underground gold resource at the Maitland Gold Project located on private land in South Dakota.

Subscribe to Dakota Gold’s e-mail list at www.dakotagoldcorp.com to receive the latest news and other Company updates.

Shareholder and Investor Inquiries

For more information, please contact:

Dr. Robert Quartermain

Co-Chair, Director and Chief Executive Officer

Tel: +1 778-655-9638

Jack Henris

President and COO

Tel: +1 605-717-2540

Shawn Campbell

Chief Financial Officer

Tel: +1 778-655-9638

Carling Gaze

VP of Investor Relations and Corporate Communications

Tel: +1 605-679-7429

Email: info@dakotagoldcorp.com

Qualified Persons

The Report was prepared by an independent group of Qualified Persons with M3 Engineering and Technology Corporation as the Study Manager and Lead. M3 has reviewed and approved the contents of this news release.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this communication, the words “plan,” “target,” “anticipate,” “believe,” “estimate,” “intend,” “potential,” “will” and “expect” and similar expressions are intended to identify such forward-looking statements. Any express or implied statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation: our expectations regarding additional drilling, metallurgy and modeling; our expectations for the improvement and growth of the mineral resources and potential for conversion of mineral resources into reserves; completion of a feasibility study, and/or permitting; our expectations regarding free cash flow and future financing, and our overall expectation for the possibility of near-term production at the Richmond Hill project. These forward-looking statements are based on assumptions and expectations that may not be realized and are inherently subject to numerous risks and uncertainties, which could cause actual results to differ materially from these statements. These risks and uncertainties include, among others: the execution and timing of our planned exploration activities; our use and evaluation of historic data; our ability to achieve our strategic goals; the state of the economy and financial markets generally and the effect on our industry; and the market for our common stock. The foregoing list is not exhaustive. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated by annual, quarterly and current reports that we file with the SEC, which are available at www.sec.gov. We caution investors not to place undue reliance on the forward-looking statements contained in this communication. These statements speak only as of the date of this communication, and we undertake no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law. We do not give any assurance that we will achieve our expectations.

All references to “$” in this communication are to U.S. dollars unless otherwise stated.